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                                                                     Exhibit A-9


                          FORM OF MONEY POOL AGREEMENT

        This Agreement is executed this day of , 199 , by and between Conectiv (hereinafter referred to as the "Parent Company"), a Delaware Corporation and a holding company registered under the terms of the Public Utility Holding Company Act of 1935 (the "Act"), Conectiv Resource Partners, Inc. (hereinafter referred to as the "Service Company"), a Delaware corporation and a mutual service company formed under the terms of the Act and ______________ , ______________ a corporation and an associate company of the Conectiv system ("Participating Company", and collectively with other associate companies that have or may in the future execute this form of Agreement, the "Participating Companies").

    WITNESSETH

        WHEREAS, the parties hereto desire A) to make excess funds, when and as such excess funds exist, available for borrowing by other Participating Companies and B) when in need to be able to borrow excess funds made available by other Participating Companies and/or by the Parent Company; and

        WHEREAS, the Service Company agrees to act as agent for Participating Companies and the Parent Company for the purpose of receiving excess funds and either disbursing or investing said funds in accordance with this Agreement; and

        WHEREAS, the Parent Company desires, A) to the extent that it has funds available, to have an expedient vehicle for providing additional short term funding to meet the needs of Participating Companies wishing to borrow should the deposits by Participating Companies with excess funds be insufficient and B) to guarantee the return of deposits made by Participating Companies, and

        WHEREAS, economies and efficiencies benefiting the Participating Companies will result from the operation of the Money Pool as herein provided and borrowing from nonaffiliates will be minimized:

        NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties to this Agreement covenant and agree as follows:

    ARTICLE I - Establishment and Operation of Money Pool

        Section 1.1 Money Pool Accounts: The Service Company shall establish one or more banking accounts in which to hold, as agent, funds deposited by the Parent Company and funds deposited by Participating Companies having excess funds and use such account(s) to dispense funds to Participating Companies needing to borrow funds. The portion of the Money Pool account attributable to an amount deposited by a Participating Company shall be referred to as the Participating Company's Deposit Balance.

        Section 1.2 Deposits and Sources of Funds. Each Participating Company shall determine daily based on its current cash position, cash flow projections and other factors as deemed relevant to the officers of the Participating Company. The Treasurer of the Participating Company or his



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designee shall advise the Treasurer of the Service Company or his designee, the level of funds being deposited or kept on deposit in the Money Pool that day. The Parent Company may deposit funds needed to meet the requirements of Participating Companies needing funds. An evidence of deposit in the form attached hereto as Exhibit A shall be executed by the Service Company to document its receipt of funds as agent.

        Section 1.3. Lending of Funds: The Service Company shall transfer to Participating Companies needing funds such funds as required. If insufficient funds are available in the Money Pool to meet the needs of Participating Companies, the Treasurer of the Service Corporation shall request that the Parent Company make a deposit equal to the shortfall. Each borrowing company shall be deemed to have borrowed from each depositing company an amount equal to the proportion of the depositing company's deposit to the total amount on deposit in the Money Pool. Nothing in this Agreement restricts the ability of the Parent Company to lend funds directly to any associate company.

        Section 1.4. Loans Repayable Upon Demand. All loans made with Money Pool deposits shall be repayable upon demand, when and to the extent demand is made by any Participating Company making a deposit.

        Section 1.5. Parent Guarantee of Deposits. Subject to the provisions of
Section 3.1 below, the Parent Company wishes to guarantee the return of deposits made by any Participating Company by agreeing to make a capital contribution to any depositing Participating Company if, and only to the extent that, following demand for repayment, a deposit is not returned to any Participating Company.

        Section 1.6. Limitations on Borrowing of Funds. Any Participating Company may borrow funds deposited in the Money Pool by Participating Companies with excess funds or by the Parent Company upon execution and delivery to the Service Company of a Money Pool Note in the form attached hereto as Exhibit B. Under no circumstances may the Parent Company be a borrower. No funds may be transferred to the Parent Company in excess of funds previously deposited by, and not previously returned to, the Parent Company. Borrowing by Delmarva Power & Light Company and Atlantic City Electric Company shall not exceed the amount of short-term borrowing authorized by an appropriate state public utility commission or by the Securities and Exchange Commission ("SEC") under the Act, if applicable, and borrowing by any other Participating Company shall not exceed $25 million at any one time outstanding.

        Section 1.7. Interest Earned and Interest Paid. All funds deposited in the Money Pool will earn interest and all funds borrowed from the Money Pool shall bear interest based on each Participating Company's daily average cash position. The cost of money for all borrowings from the Money Pool and the investment rate for all moneys deposited in the Money Pool will be the same. rate (the "Money Pool Rate"). This rate will be determined by using the interest expense incurred during the month with respect to external borrowings incurred by the Parent Company to make deposits in the Money Pool less any interest income generated by the Money Pool. The total net expense for a month will be divided by the Money Pool's average net daily investment/borrowing position to derive the Money Pool Rate for the month. If there are no such external borrowings nor external investments, then the Money Pool Rate for borrowings and/or



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investments will be the prior month's average Federal Funds Rate as published in the Federal Reserve Statistical Release Publication H.15 (519). Interest will be allocated for payment by each Participating Company which has borrowed based on the proportion of the borrowing company's Money Pool debt to the total borrowed from Participating Companies and/or the Parent Company on any day during the month. The interest payment shall be made monthly by debit to the borrowing company's Money Pool Deposit Balance and credit to the lending company's Money Pool Deposit Balance. Interest earned in excess of interest expense will be allocated among depositing companies on the basis of the proportion of each Participating Company's Money Pool Deposit Balance to the total Money Pool funds.

        Section 1.8. Use of Excess Funds. Any funds not required by the Money Pool to make loans to Participating Companies shall be invested in one or more short-term investments in accordance with the Conectiv System's Investment Guidelines as approved from time to time by the Board of Directors of the Parent Company or by officers of the Parent Company, if such authority is delegated to such officers by the Parent Company Board of Directors.

        Section 1.9. Clearing Affiliate Transactions by Book Entry. Amounts owed by one Participating Company to another Participating Company may be paid and payment may be received by debiting the Money Pool Deposit Balance of the Participating Company making the payment and crediting the Money Pool Deposit Balance of the Participating Company receiving the payment. Settlement sheets reflecting all such book entry payments shall be sent to all Participating Companies promptly.

ARTICLE II - COMPENSATION

        Section 2.1. Compensation Based on Cost. As compensation for the services to be rendered hereunder, each Participating Company shall pay to the Service Company all costs which reasonably can be identified and related to the operation of the Money Pool, such cost to be determined, allocated and paid in accordance with the Service Agreement as approved by the SEC under Section 13 of the Act and executed by the Parent Company, Participating Companies and the Service Company.

    ARTICLE III - TERM

        Section 3.1. Term. This Agreement shall become effective as of the day of above written, and shall continue in force until terminated by either party. The Parent Company shall have the right, upon just cause determined in the sole discretion of the Treasurer of the Parent Company, to declare that deposits loaned to a particular Participating Company will not qualify for the guarantee set forth in Section 1.5 above. Any Participating Company whose loans are thus disqualified will thereafter only be permitted to participate as a depositor and not as a borrower from the Money Pool. This Agreement shall also be subject to termination or modification at any time, without notice, if and to the extent performance under this Agreement may conflict with the Act or with any rule, regulation or order of the SEC adopted before or after the date of this Agreement or any other regulatory body.



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    ARTICLE IV - MISCELLANEOUS

        Section 4.1. Accounting. All accounts and records of the Service Company shall be kept in accordance with the General Rules and Regulations promulgated by the SEC pursuant to the Act, in particular, the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies in effect from and after the date hereof, except as specifically approved by the SEC.

        Section 4.2. Addition of New Parties. Other existing wholly-owned subsidiaries and new direct or indirect wholly-owned subsidiaries of the Parent Company, which may be established after the effective date of this Agreement, may become additional Participating Companies (collectively, the "New Participating Companies") subject to this Agreement by execution of this form of agreement, as it may be amended at that time. In addition, the parties hereto shall make such changes in the operation of the Money Pool and the method of assigning, distributing or allocating interest income and interest expense among the Participating Companies and the New Participating Companies under this Agreement as may become necessary.

        Section 4.3. Access to Books and Records. The Service Company shall permit a Participating Company access to its accounts and records, including the basis and computation of allocations.

        Section 4.4. Subject to Regulatory Approvals. This Agreement and any amendments hereto shall not be effective until any necessary regulatory approvals have been obtained.

        Section 4.5. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

                                   CONECTIV as lender and guarantor

                                   By: _________________________________________
                                   [Title]

                                   CONECTIV, RESOURCE PARTNERS, INC.
                                   As Agent on behalf of Participating Companies

                                   By: _________________________________________
                                   [title]

                                   [PARTICIPATING COMPANY]


                                   By: _________________________________________
                                   [title]



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